Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts)
(856) 342-6081
CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS
Fourth-Quarter Adjusted Net Earnings Per Share Increased 10 Percent to $0.33.
Full-Year Adjusted Net Earnings Per Share Were $2.47, Up 12 Percent.
Fiscal 2011 Guidance: Adjusted Net Earnings Per Share Growth of 5 to 7 Percent.
CAMDEN, N.J., Sept. 3, 2010—Campbell Soup Company (NYSE: CPB) today reported its fiscal 2010 results.
Fourth-Quarter Summary
•	Sales Decreased 1 Percent to $1.518 Billion

•	U.S. Beverage Sales Increased 12 Percent

•	U.S. Soup Sales Decreased 5 Percent
Full-Year Summary
•	Sales Increased 1 Percent to $7.676 Billion

•	Significant Improvement in Gross Margin Percentage Driven by Increased Productivity

•	Adjusted Earnings Before Interest and Taxes Increased 7 Percent

•	Generated More Than $1 Billion in Cash Flow from Operations
          Net earnings for the quarter ended Aug. 1, 2010, were $113 million, or $0.33 per share, compared with $69 million, or $0.20 per share, in the prior year. Excluding items impacting comparability, all related to fiscal 2009, adjusted net earnings increased 6 percent in the quarter from an adjusted $107 million in the prior-year quarter. Adjusted net earnings per share increased 10 percent in the current quarter from $0.30 in the year-ago quarter. A detailed reconciliation of current and prior-year adjusted financial information to the reported information is included at the end of this news release.

          Douglas R. Conant, Campbell’s President and CEO, said, “In a challenging year, we delivered strong earnings growth, overcoming softer-than-expected sales, particularly in our U.S. soup business. We had another year of strong cash flow performance, generating more than $1 billion in cash flow from operations. For the year, we expanded gross margins through supply chain productivity improvements and previously announced cost-savings initiatives.”
          Conant continued, “By effectively managing our margins in a tough economic environment, we have set the stage for next year and positioned the company for growth through continued innovation, category leading marketing spending and competitive pricing. I am confident that we have the right strategies to drive growth across our strong portfolio of healthy beverages, baked snacks and simple meals. In healthy beverages, we will build on our track record of innovation and continue our effective marketing efforts. In baked snacks, we have a full slate of innovation across our portfolio with exciting new products for Pepperidge Farm and Arnott’s. In U.S. soup, we have significant plans to enhance our condensed soups, strengthen our competitiveness in ready-to-serve soups and introduce a new advertising campaign to support the entire U.S. portfolio of ‘Campbell’s’ soup brands and to help drive category growth.”
Fiscal 2011 Guidance
          In fiscal 2011, Campbell expects sales growth of 2 to 3 percent and adjusted earnings growth before interest and taxes (EBIT) of 4 to 5 percent. These growth rates are slightly below the company’s long-term growth targets, reflecting the challenging economic and consumer conditions in the marketplace. Despite these conditions, Campbell expects fiscal 2011 EPS growth to be within its long-term target range of 5 to 7 percent from the fiscal 2010 adjusted base of $2.47.
Fourth-Quarter Results
          For the fourth quarter, sales decreased 1 percent to $1.518 billion. The decrease in sales reflected the following factors:
▪	Increased promotional spending subtracted 2 percent

▪	Currency added 1 percent

Fourth-Quarter Financial Details
▪	Gross margin was 40.4 percent, compared with 41.6 percent a year ago. The prior year included a favorable net adjustment of $14 million related to commodity hedging. After adjusting for this item, the gross margin percentage for the prior-year quarter was 40.6 percent. The decrease in gross margin percentage was primarily due to increased promotional spending and cost inflation, partially offset by productivity improvements.

▪	Marketing and selling expenses increased 6 percent to $221 million, primarily due to increased advertising expense.

▪	Administrative expenses decreased $17 million to $167 million, primarily due to lower incentive compensation costs.

▪	EBIT was $187 million compared with $145 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the prior-year quarter was $198 million. Adjusted EBIT decreased 6 percent primarily due to increased promotional spending and cost inflation, partially offset by productivity improvements and lower administrative expense.

▪	The effective tax rate was 29.8 percent compared with 43.4 percent in the prior-year quarter. Excluding items impacting comparability, the prior-year effective tax rate was 38.9 percent. The decrease in the tax rate was primarily due to additional tax expense in the prior year associated with the repatriation of foreign earnings.

▪	Net earnings per share were $0.33 in the current quarter compared with adjusted net earnings per share of $0.30 in the prior-year quarter, an increase of 10 percent. The increase was primarily due to a lower effective tax rate in the current year and the benefit from a reduction in weighted average diluted shares outstanding.

Full-Year Results
          Net earnings for the fiscal year were $844 million, or $2.42 per share, compared with $736 million, or $2.05 per share, a year ago. Excluding all items impacting comparability in both periods, adjusted net earnings increased 9 percent to $862 million compared with $794 million in the prior year, and adjusted net earnings per share increased 12 percent to $2.47 in the current year compared with $2.21 in the prior year.
          Sales were $7.676 billion, an increase of 1 percent. The change in sales for the year reflected the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 3 percent
Full-Year Financial Details
▪	Gross margin was 41.0 percent, compared with 39.9 percent a year ago. The prior year included $22 million of costs related to initiatives to improve operational efficiency and long-term profitability. After adjusting for this item, the gross margin percentage for the prior year was 40.2 percent. The increase in gross margin percentage was primarily due to productivity improvements, partially offset by cost inflation.

▪	Marketing and selling expenses decreased $19 million to $1.058 billion, primarily due to lower advertising and consumer promotion costs, partially offset by the impact of currency.

▪	Administrative expenses increased to $605 million from $591 million a year ago, primarily due to the impact of currency; higher compensation and benefit costs, including pension expense; and inflation, partially offset by expense-management efforts.

▪	EBIT was $1.348 billion compared with $1.185 billion in the prior year. Excluding items impacting comparability in both years, adjusted EBIT was $1.360 billion in the current year versus $1.274 billion a year ago. Adjusted EBIT increased 7 percent primarily due to improved gross margin performance and the impact of currency, partially offset by lower sales volume.
▪	Cash flow from operations was $1.057 billion compared with $1.166 billion in the year-ago period. The current-year cash flow reflected a $260 million contribution to a Campbell U.S. pension plan, mostly offset by improvements in working capital and higher earnings.

▪	In fiscal 2010, Campbell repurchased 14 million shares for $472 million under its strategic share repurchase program announced in June 2008 and the company’s ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Summary of Fiscal 2010 Fourth-Quarter and Full-Year Results by Segment
U.S. Soup, Sauces and Beverages
          Sales for U.S. Soup, Sauces and Beverages were $644 million for the fourth quarter, a decrease of 1 percent compared with a year ago. The change in sales reflected the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 3 percent
          Soup sales for the quarter decreased 5 percent, with sales of both condensed and ready-to-serve soups declining 7 percent, reflecting increased promotional spending, while broth sales increased 9 percent.
          Beverage sales increased 12 percent driven by significant growth across the entire “V8” portfolio.
          Sales of “Prego” pasta sauce and “Pace” Mexican sauce declined.
          Operating earnings were $139 million, compared with $148 million in the prior-year period. The decrease in operating earnings was primarily due to increased promotional spending, partly offset by productivity improvements.

          For the full year, U.S. Soup, Sauces and Beverages sales decreased 2 percent to $3.700 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 2 percent
          For the full year, U.S. Soup sales decreased 4 percent.
▪	Sales of “Campbell’s” condensed soups decreased 2 percent. Sales of condensed cooking varieties increased, benefiting from growth of in-home eating occasions. Sales of eating varieties declined.

▪	Sales of ready-to-serve soups declined 9 percent. Reflecting weak category trends, sales of both canned and microwavable varieties declined.

▪	Broth sales increased 3 percent, also benefiting from the growth of in-home eating occasions and from consumer demand for 100% natural product offerings.
          Beverage sales increased 4 percent driven by double-digit volume gains in the second half of the fiscal year.
▪	“V8 V-Fusion” juice sales increased double digits due to increased advertising and successful new item launches, including Cranberry-Blackberry and Acai Mixed Berry Light varieties, as well as new 8-ounce slim can packaging.

▪	Sales of “V8 Splash” juice drinks increased, while sales of “V8” vegetable juice declined.
          “Prego” pasta sauce sales increased, reflecting the growth of “Prego” Heart Smart varieties, while sales of “Pace” Mexican sauce declined.
          Operating earnings were $943 million, compared with $927 million a year ago. The increase in operating earnings was primarily due to improved gross margin performance and lower advertising, partially offset by lower sales.

Baking and Snacking
          Sales for Baking and Snacking were $479 million in the fourth quarter, an increase of 3 percent from a year ago. The change in sales reflected the favorable impact of currency.
          Increased sales in the Indonesia biscuits business were offset by a decline in Pepperidge Farm. In Australia, sales were comparable to the year-ago period, as higher volumes were offset by increased promotional spending.
          For the quarter, operating earnings were $73 million, compared with $69 million in the prior-year period. The increase in operating earnings was due to the favorable impact of currency.
          For the full year, sales increased 7 percent to $1.975 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 6 percent

▪	Acquisitions added 1 percent
          Further details of sales results included the following:
▪	Sales of Pepperidge Farm were comparable to a year ago, as the acquisition of Ecce Panis, Inc. and volume gains were offset by increased promotional spending.
▪	Excluding the acquisition, sales from the bakery business declined, reflecting increased promotional spending partly offset by volume gains.

▪	In the cookies and crackers business, sales were comparable to a year ago, as solid gains in “Goldfish” snack crackers were offset by a decline in cookies.
▪	In Australia, sales increased due to currency and growth in Arnott’s, driven by gains in “Tim Tam” chocolate biscuits and “Shapes” savory crackers.

          Operating earnings were $322 million, compared with $262 million in the prior year. The prior year included $3 million in costs related to the restructuring program. The increase in operating earnings was due to the favorable impact of currency and earnings growth in both Pepperidge Farm and Arnott’s.
International Soup, Sauces and Beverages
          Sales for International Soup, Sauces and Beverages were $281 million for the fourth quarter, a decrease of 3 percent compared with a year ago. The change in sales reflected the following factors:
▪	Volume and mix subtracted 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 1 percent
          Sales decreased primarily due to declines in Europe and Canada, partially offset by gains in the Asia Pacific region and the favorable impact of currency.
          Operating earnings were $6 million, compared with a loss of $48 million in the year-ago period. The prior-year period included an impairment charge of $67 million related to certain European trademarks. Excluding the impairment charge, operating earnings decreased primarily due to declines in Canada and Europe, partially offset by margin growth in Asia Pacific.
          For the full year, sales increased 5 percent to $1.423 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 7 percent

▪	Divestitures subtracted 1 percent
          Excluding the impact of currency and divestitures, declines in Europe and Canada were partly offset by gains in the Asia Pacific region.
▪	In Europe, sales declined, reflecting lower sales in Germany and the impact of divestitures, partly offset by the favorable impact of currency.

▪	In Asia Pacific, sales increased due to currency and volume-driven gains in Japan, Australia and Malaysia.

▪	In Canada, sales increased due to the impact of currency, partially offset by lower sales volume of ready-to-serve soups.
          Operating earnings were $161 million, compared with $69 million a year ago. Excluding the prior-year impairment charge of $67 million, the increase in operating earnings was primarily driven by the favorable impact of currency and growth in Europe as well as the Asia Pacific region, partially offset by declines in Canada.
North America Foodservice
          Sales were $114 million for the fourth quarter, a decrease of 7 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 6 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 2 percent
          Operating earnings were $3 million compared with $0 in earnings in the prior-year quarter. The increase was primarily due to cost-reduction initiatives.
          For the full year, sales were $578 million compared with $599 million in the prior year, a decline of 4 percent. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 5 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 1 percent
          Sales declined primarily due to continued weakness in the food service sector.
          Operating earnings were $43 million, compared with $34 million in the prior year. The current year included a $12 million restructuring charge, while the prior year included $19 million in restructuring-related costs. Excluding these items, operating earnings increased slightly.
Unallocated Corporate Expenses
     Unallocated corporate expenses increased to $34 million in the current quarter from $24 million a year ago. The prior year included a favorable net adjustment of $14 million related to commodity hedging. Unallocated corporate expenses for the full year were $121 million versus $107 million in the prior year. The increase primarily reflected foreign currency gains recorded in the prior year and higher equity-related benefit costs in the current year.
Non-GAAP Financial Information
          A reconciliation of the adjusted fiscal 2010 and 2009 financial information to the reported financial information is attached to this news release.
Conference Call
          Campbell will host a conference call to discuss these results on Sept. 3, 2010, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-847-7864 and non-U.S. participants at 1-703-639-1430. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight Sept. 17, 2010, at 1-888-266-2081 or 1-703-925-2533. The access code is 1478732.
Reporting Segments
          Campbell Soup Company earnings results are reported for the following segments:
          U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth, stock and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
          Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail and “Arnott’s” biscuits in Australia and Asia Pacific.
          International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin

America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
          North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 1,	August 2,
	2010	2009
Net sales	$1,518	$1,528

Costs and expenses
Cost of products sold	905	893
Marketing and selling expenses	221	209
Administrative expenses	167	184
Research and development expenses	35	31
Other expenses / (income)	3	66

Total costs and expenses	1,331	1,383

Earnings before interest and taxes	187	145
Interest, net	26	23

Earnings before taxes	161	122

Taxes on earnings	48	53

Net earnings	$113	$69

Per share — basic
Net earnings	$.33	$.20

Dividends	$.275	$.25

Weighted average shares outstanding — basic	338	346

Per share — assuming dilution
Net earnings	$.33	$.20

Weighted average shares outstanding — assuming dilution	341	348

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. There was no change to the previously reported basic or diluted net earnings per share for the fourth quarter of fiscal 2009.
In fiscal 2009, the company recognized in cost of products sold a $14 ($9 after tax or $.03 per share) favorable net adjustment on commodity hedge positions.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 1,	August 2,
	2010	2009
Net sales	$7,676	$7,586

Costs and expenses
Cost of products sold	4,526	4,558
Marketing and selling expenses	1,058	1,077
Administrative expenses	605	591
Research and development expenses	123	114
Other expenses / (income)	4	61
Restructuring charges	12	—

Total costs and expenses	6,328	6,401

Earnings before interest and taxes	1,348	1,185
Interest, net	106	106

Earnings before taxes	1,242	1,079

Taxes on earnings	398	347

Earnings from continuing operations	844	732
Earnings from discontinued operations	—	4

Net earnings	$844	$736

Per share — basic
Earnings from continuing operations	$2.44	$2.05
Earnings from discontinued operations	—	.01

Net earnings	$2.44	$2.06

Dividends	$1.075	$1.00

Weighted average shares outstanding — basic	340	352

Per share — assuming dilution
Earnings from continuing operations	$2.42	$2.03
Earnings from discontinued operations	—	.01

Net earnings	$2.42	$2.05

Weighted average shares outstanding — assuming dilution	343	354

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported basic earnings per share from continuing operations and net earnings of $.03 and of the previously reported diluted earnings per share from continuing operations and net earnings of $.01 for the year ended August 2, 2009. There was no change to the basic and diluted earnings per share from discontinued operations for the year ended August 2, 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $22 ($15 after tax or $.04 per share) related to the previously announced initiatives.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 1,	August 2,	Percent
	2010	2009	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$644	$650	(1)%
Baking and Snacking	479	466	3%
International Soup, Sauces and Beverages	281	289	(3)%
North America Foodservice	114	123	(7)%

Total sales	$1,518	$1,528	(1)%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$139	$148
Baking and Snacking	73	69
International Soup, Sauces and Beverages	6	(48)
North America Foodservice	3	—

Total operating earnings	221	169
Unallocated corporate expenses	(34)	(24)

Earnings before interest and taxes	187	145
Interest, net	(26)	(23)
Taxes on earnings	(48)	(53)

Net earnings	$113	$69

Per share — assuming dilution
Net earnings	$.33	$.20

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. There was no change to the previously reported diluted net earnings per share for the fourth quarter of fiscal 2009.
In fiscal 2009, the company recognized in cost of products sold a $14 ($9 after tax or $.03 per share) favorable net adjustment on commodity hedge positions. The favorable net adjustment is included in Unallocated corporate expenses.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 1,	August 2,	Percent
	2010	2009	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,700	$3,784	(2)%
Baking and Snacking	1,975	1,846	7%
International Soup, Sauces and Beverages	1,423	1,357	5%
North America Foodservice	578	599	(4)%

Total sales	$7,676	$7,586	1%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$943	$927
Baking and Snacking	322	262
International Soup, Sauces and Beverages	161	69
North America Foodservice	43	34

Total operating earnings	1,469	1,292
Unallocated corporate expenses	(121)	(107)

Earnings before interest and taxes	1,348	1,185
Interest, net	(106)	(106)
Taxes on earnings	(398)	(347)

Earnings from continuing operations	844	732
Earnings from discontinued operations	—	4

Net earnings	$844	$736

Per share — assuming dilution
Earnings from continuing operations	$2.42	$2.03
Earnings from discontinued operations	—	.01

Net earnings	$2.42	$2.05

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported diluted earnings per share from continuing operations and net earnings of $.01 for the year ended August 2, 2009. There was no change to the diluted earnings per share from discontinued operations for the year ended August 2, 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. The restructuring charges were recognized in the North America Foodservice segment. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $22 ($15 after tax or $.04 per share) related to the previously announced initiatives. The restructuring-related costs were recognized in the following segments: North America Foodservice — $19 and Baking and Snacking — $3.
In fiscal 2010, the company recorded deferred tax expense of $10 (or $.03 per share) due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
The sum of the individual per share amount does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	August 1,	August 2,
	2010	2009
Current assets	$1,687	$1,551
Plant assets, net	2,051	1,977
Intangible assets, net	2,428	2,423
Other assets	110	105

Total assets	$6,276	$6,056

Current liabilities	$2,065	$1,628
Long-term debt	1,945	2,246
Other liabilities	1,337	1,451
Total equity	929	731

Total liabilities and equity	$6,276	$6,056

Total debt	$2,780	$2,624

Cash and cash equivalents	$254	$51

Certain reclassifications were made to prior year amounts to conform with the current year presentation.

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended August 1, 2010
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or earnings:
(1)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the third quarter of fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives. In the fourth quarter of fiscal 2009, the expenses recorded in cost of products sold related to these initiatives were not material. For the year ended August 2, 2009, the expenses recorded in cost of products sold related to these initiatives were $22 million ($15 million after tax or $0.04 per share).
(2)	In the third quarter of fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.
(3)	In the fourth quarter of fiscal 2009, the company recognized in cost of products sold a $14 million ($9 million after tax or $0.03 per share) favorable net adjustment on commodity hedge positions. The aggregate full year fiscal 2009 impact from unrealized gains and losses on open commodity hedges was not material. During fiscal 2010, unrealized gains and losses on commodity hedges were not material.
(4)	In the fourth quarter of fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 million ($47 million after tax or $0.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.
(5)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Fourth Quarter
(millions, except per share amounts)	Aug. 1, 2010	Aug. 2, 2009	% Change
Gross margin, as reported	$613	$635
Deduct: Net adjustment on commodity hedges (3)	—	(14)

Adjusted Gross margin	$613	$621	(1)%

Adjusted Gross margin percentage	40.4%	40.6%

Earnings before interest and taxes, as reported	$187	$145
Deduct: Net adjustment on commodity hedges (3)	—	(14)
Add: Non-cash impairment charge on intangible assets (4)	—	67

Adjusted Earnings before interest and taxes	$187	$198	(6)%

Interest, net, as reported	$26	$23

Adjusted Earnings before taxes	$161	$175

Taxes on earnings, as reported	$48	$53
Deduct: Tax expense from the net adjustment on commodity hedges (3)	—	(5)
Add: Tax benefit from non-cash impairment charge on intangible assets (4)	—	20

Adjusted Taxes on earnings	$48	$68

Adjusted effective income tax rate	29.8%	38.9%

Net earnings, as reported	$113	$69
Deduct: Net adjustment on commodity hedges (3)	—	(9)
Add: Net non-cash impairment charge on intangible assets (4)	—	47

Adjusted Net earnings	$113	$107	6%

Diluted net earnings per share, as reported (a)	$0.33	$0.20
Deduct: Net adjustment on commodity hedges (3)	—	(0.03)
Add: Net non-cash impairment charge on intangible assets (4)	—	0.13

Adjusted Diluted net earnings per share (a)	$0.33	$0.30	10%

(a)	In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. There was no change to the previously reported or adjusted diluted net earnings per share for the fourth quarter of fiscal 2009.

	Year-to-Date
(millions, except per share amounts)	Aug. 1, 2010	Aug. 2, 2009	% Change
Gross margin, as reported	$3,150	$3,028
Add: Restructuring-related costs (1)	—	22

Adjusted Gross margin	$3,150	$3,050	3%

Adjusted Gross margin percentage	41.0%	40.2%

Earnings before interest and taxes, as reported	$1,348	$1,185
Add: Restructuring charges and related costs (1)	12	22
Add: Non-cash impairment charge on intangible assets (4)	—	67

Adjusted Earnings before interest and taxes	$1,360	$1,274	7%

Interest, net, as reported	$106	$106

Adjusted Earnings before taxes	$1,254	$1,168

Taxes on earnings, as reported	$398	$347
Add: Tax benefit from restructuring charges and related costs (1)	4	7
Deduct: Tax expense from health care legislation (2)	(10)	—
Add: Tax benefit from non-cash impairment charge on intangible assets (4)	—	20

Adjusted Taxes on earnings	$392	$374

Adjusted effective income tax rate	31.3%	32.0%

Earnings from continuing operations, as reported	$844	$732
Add: Net adjustment from restructuring charges and related costs (1)	8	15
Add: Tax expense from health care legislation (2)	10	—
Add: Net non-cash impairment charge on intangible assets (4)	—	47

Adjusted Earnings from continuing operations	$862	$794	9%

Earnings from discontinued operations, as reported	$—	$4
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (5)	—	(4)

Adjusted Earnings from discontinued operations	$—	$—

Net earnings, as reported	$844	$736

Adjusted Net earnings	$862	$794	9%

Diluted earnings per share — continuing operations, as reported (a)	$2.42	$2.03
Add: Net adjustment from restructuring charges and related costs (1)	0.02	0.04
Add: Tax expense from health care legislation (2)	0.03	—
Add: Net non-cash impairment charge on intangible assets (4)	—	0.13

Adjusted Diluted earnings per share — continuing operations (a) *	$2.47	$2.21	12%

Diluted earnings per share — discontinued operations, as reported (a)	$—	$0.01
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (5)	—	(0.01)

Adjusted Diluted earnings per share — discontinued operations (a)	$—	$—

Adjusted Diluted net earnings per share (a)	$2.47	$2.21	12%

(a)	In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of previously reported and adjusted diluted earnings per share from continuing operations and net earnings of $0.01 for fiscal 2009. There was no change to the previously reported or adjusted diluted earnings per share from discontinued operations for fiscal 2009.

*	The sum of the individual per share amounts does not add due to rounding.